SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                 NOTIFICATION OF REGISTRATION FILED PURSUANT TO
               SECTION 8(A) OF THE INVESTMENT COMPANY ACT OF 1940


         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:
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                            SCHRODER SERIES TRUST II
             (Exact Name of Registrant as Specified in its Charter)

                   Two Portland Square, Portland, Maine 04101
                     (Address of Principal Business Office)

        Registrant's Telephone Number, including Area Code: 207-879-1900
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                           Catherine S. Wooledge, Esq.
                         Forum Financial Services, Inc.
                   Two Portland Square, Portland, Maine 04101
               (Name and Address of Agent for Service of Process)
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         Registrant is filing a Registration  Statement pursuant to Section 8(b)
of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [ X ] NO [ ].


                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and the State of New York on the 19th day of December, 1997.

                                                        SCHRODER SERIES TRUST II


                                                          BY:  /S/LOUISE CROSET
                                                                President

Attest:  /S/CATHERINE A. MAZZA
              Vice President